Exhibit 99.1

FOR MORE INFORMATION:

Charles Lynch

Vice President, Strategy and Investor Relations

954-384-0175, x-5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

MEDNAX Reports Double-Digit Fourth Quarter 2014 Revenue and EPS Growth

Reports Fourth-Quarter EPS of $0.89 and Full-Year EPS of $3.18

Expects First Quarter 2015 EPS of $0.68 to $0.72

FORT LAUDERDALE, Fla., January 29, 2015 – MEDNAX, Inc. (NYSE: MD), the national medical group specializing in neonatal, anesthesia, maternal-fetal, pediatric cardiology and other pediatric physician services, today reported earnings of $0.89 per diluted share for the three months ended December 31, 2014, an increase of 14% over the prior-year period.

For the 2014 fourth quarter compared to the prior year period, MEDNAX reported:

•	Revenue growth of 14.7 percent to $651 million;

•	Operating income growth of 13.9 percent to $141 million; and

•	Net income growth of 11.9 percent to $88 million.

“Our strong fourth-quarter operating results concluded a very successful year for us, with double-digit growth in revenue, operating income and earnings per share,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “Our same-unit revenue growth showed continued strength in volumes. We completed an additional four practice acquisitions during the quarter, bringing our total to 11 for the year, and including two non-practice acquisitions, we made 2014 the most active acquisition year in our company’s history. We also repurchased more than $360 million of our stock during the fourth quarter, complementing our acquisition activity to increase shareholder value through the use of our capital. As we look forward to 2015, we continue to see attractive opportunities in our acquisition pipeline, and we believe we enter the year very favorably positioned to add further value to our physicians and our hospital partners through our complementary and increasingly diverse service offerings and the ability to enhance both the outcomes and cost-effectiveness of our patient care.”

Operating Results

MEDNAX’s net revenue for the three months ended December 31, 2014 increased by 14.7 percent, to $650.5 million, from $567.4 million for the comparable prior-year period, driven by a mix of contributions from acquisitions completed since October 2013 and same-unit growth.

MEDNAX’s revenue growth attributable to contributions from recently acquired practices was 10.1 percent, while overall same-unit revenue grew by 4.6 percent when compared to the prior year period.

During the three months ended December 31, 2014, MEDNAX recorded parity revenue from payors within those states that were then paying at Medicare rates for Medicaid services as a result of the Patient Protection and Affordable Care Act. MEDNAX’s fourth quarter results for both the 2014 and 2013 periods include approximately $17 million in parity revenue that contributed approximately $0.05 to its net income per diluted share, reflecting the impacts of incentive compensation expense and income taxes.

Same-unit growth attributable to patient volume was 3.2 percent for the 2014 fourth quarter as compared to the prior-year period. Volume growth in our anesthesia, neonatology, other pediatric services and maternal-fetal medicine was partially offset by a decline in pediatric cardiology services. For the 2014 fourth quarter, compared to the 2013 period, same-unit neonatal intensive care unit (NICU) patient days were up 3.0 percent.

Same-unit growth from net reimbursement-related factors was 1.4 percent. This was principally due to continued modest improvements in reimbursements received from third-party commercial payors resulting from the Company’s ongoing contract renewal process.

On a same-unit basis, the percentage of services reimbursed under government programs decreased by 30 basis points for the 2014 fourth quarter compared with the prior-year period.

For the 2014 fourth quarter, general and administrative expenses were $67.6 million, as compared to $55.6 million for the prior-year period, a growth rate of 21.6 percent. General and administrative expenses as a percentage of net patient service revenue was 10.4 percent for the fourth quarter of 2014, compared to 9.8 percent in the prior-year period, due to the mix of acquisitions completed over the past year.

Operating income for the 2014 fourth quarter was $141.1 million, up 13.9 percent from $123.9 million for the prior-year period. Operating margin was 21.7 percent for the 2014 fourth quarter, as compared to 21.8 percent for the prior-year period.

MEDNAX generated net income of $88.4 million for the 2014 fourth quarter, or $0.89 per diluted share based on a weighted average 99.1 million shares outstanding. This with net income of $79.0 million, or $0.78 per diluted share, for the 2013 fourth quarter, based on a weighted average 101.1 million shares outstanding.

For the year ended December 31, 2014, MEDNAX generated revenue of $2.4 billion, up 13.2% from the prior year. Operating income for the year grew by 13.5% to $513.0 million, up from $452.1 million for the prior year. MEDNAX earned net income of $317.3 million, or $3.18 per diluted share, for the year ended December 31, 2014, based on a weighted average 99.9 million shares outstanding, which compares to net income of $280.5 million, or $2.78 per diluted share, based on a weighted average 101.0 million shares, for the year ended December 31, 2013.

MEDNAX had cash and cash equivalents of $47.9 million at December 31, 2014, and net accounts receivable were $352.2 million.

During the fourth quarter of 2014, MEDNAX generated cash flow from operations of $178.8 million, as compared to $139.2 million in the prior year period.

MEDNAX used approximately $135.7 million of its cash during the 2014 fourth quarter and $495.2 million during the full year to fund acquisitions and to make contingent purchase price payments for previously completed acquisitions. During the fourth quarter of 2014, four physician group practices were acquired. For the full year 2014, MEDNAX acquired a total of 11 physician group practices, including eight anesthesiology practices, one neonatology practice, one maternal-fetal medicine practice and one pediatric cardiology practice, as well as completing two complementary, non-practice acquisitions.

Also during the fourth quarter of 2014, MEDNAX used $360.7 million to fund repurchases of its common stock as part of an authorization by the Company’s Board of Directors to repurchase up to $600 million of the Company’s common stock, announced on October 30, 2014. These repurchases were effected through open market purchases and an accelerated share repurchase program, announced on December 15, 2014. Including repurchases completed earlier in the year, MEDNAX repurchased a total of $488 million of its common stock during 2014.

2015 First Quarter Outlook

For the 2015 first quarter, MEDNAX expects earnings will be in a range of $0.68 to $0.72 per diluted share. This outlook assumes that total same-unit revenue for the three months ended March 31, 2015 will grow by one percent to three percent from the prior-year period, including an approximately one percent unfavorable impact on pricing from the decrease in parity revenue from the 2014 first quarter.

Included in the outlook for the 2015 first quarter is approximately $0.02 per diluted share from Medicaid parity, reflecting the impacts from incentive compensation expense and income taxes, compared to $0.04 per share in the 2014 first quarter.

MEDNAX’s results from operations for the 2015 first quarter, when compared on a sequential basis to the 2014 fourth quarter, will be affected by annual seasonality. These factors include impacts on net patient service revenue during the first quarter, on a sequential basis, because there are fewer calendar days than in the fourth quarter, as well as a significant increase in expenses associated with Social Security payroll taxes that are higher at the beginning of every year, as compared to the fourth quarter of each year. These recurring items reduce MEDNAX’s operating income, net income, and earnings per share for the first quarter of each year, relative to other quarters throughout the year.

Earnings conference call

MEDNAX, Inc., will host an investor conference call to discuss the quarterly results at 10 a.m., E.S.T. today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from noon Eastern Time today through midnight E.S.T. February 12, 2015 by dialing 800.475.6701, access Code 351624. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc. is a national medical group comprised of the nation’s leading providers of neonatal, anesthesia, maternal-fetal and pediatric physician subspecialty services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives and clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Pediatrix Medical Group, a division of MEDNAX, was founded in 1979 and includes neonatal physicians who provide services at more than 360 neonatal intensive care units, and collaborate with affiliated maternal-fetal medicine, pediatric cardiology, pediatric critical care and other physician subspecialists to provide a clinical care continuum. Pediatrix is also the nation’s largest provider of newborn hearing screens. American Anesthesiology, a division of MEDNAX, was established in 2007 and includes more than 2,350 anesthesiologists and advanced practitioners who provide anesthesia care to patients in connection with surgical and other procedures as well as pain management. MEDNAX, through its affiliated professional corporations, employs more than 2,625 physicians in 34 states and Puerto Rico. Additional information is available at www.mednax.com.

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Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, INC.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		12 Months Ended December 31,
	2014	2013	2014	2013
Net revenue	$650,525	$567,387	$2,438,913	$2,154,012

Operating expenses:
Practice salaries and benefits	404,345	353,316	1,543,395	1,361,318
Practice supplies and other operating expenses	23,549	24,027	89,002	82,388
General and administrative expenses	67,641	55,636	247,527	218,209
Depreciation and amortization	13,903	10,491	45,990	39,966

Total operating expenses	509,438	443,470	1,925,914	1,701,881

Income from operations	141,087	123,917	512,999	452,131
Investment income	195	526	2,728	1,696
Interest expense	(3,313)	(1,046)	(8,891)	(5,415)
Equity in earnings of unconsolidated affiliate	905	—	1,780	—

Total non-operating expenses	(2,213)	(520)	(4,383)	(3,719)

Income before income taxes	138,874	123,397	508,616	448,412
Income tax provision	50,594	44,423	191,413	167,895

Net income	88,280	78,974	317,203	280,517
Net loss attributable to noncontrolling interests	118	—	78	—

Net income attributable to MEDNAX, Inc.	$88,398	$78,974	$317,281	$280,517

Net income attributable to MEDNAX, Inc. common and common equivalent share (diluted)	$0.89	$0.78	$3.18	$2.78

Weighted average shares used in computing net income attributable to MEDNAX, Inc. per common and common equivalent share (diluted)	99,129	101,080	99,887	100,969

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of December 31, 2014	As of December 31, 2013
Assets:
Cash and cash equivalents	$47,928	$31,137
Short-term investments	6,035	6,457
Accounts receivable, net	352,191	285,397
Other current assets	60,898	45,134
Goodwill, other assets, property and equipment	3,141,743	2,640,591

Total assets	$3,608,795	$3,008,716

Liabilities and equity:
Accounts payable and accrued expenses	$380,658	$308,754
Total debt	569,320	27,235
Other liabilities	393,251	329,739

Total liabilities	1,343,229	665,728
Total equity	2,265,566	2,342,988

Total liabilities and equity	$3,608,795	$3,008,716